FRAMEWORK AGREEMENT No. UR 081/99
                    FOR VARIOUS FORMS OF CREDIT TRANSACTIONS


This Framework Agreement (the "Agreement") was entered into on February 24, 1999, between:

1. INTERNATIONAL FAST FOOD POLSKA, a limited liability company (the "Borrower"), having its seat in Warsaw at 15 Jagiellonska Str., according to an extract from the entry in the Commercial Register under no. RHB 32513, maintained by the District Court for the capital city of Warsaw, Commercial Court, XVI, Commercial and Registration Division; the Management Board of the Borrower consists of the following persons: Michael Thomas Welch - President of Management Board; the share capital of the Borrower is PLN 28.876.082,33;

     represented by the following persons duly authorized:


     James F. Martin
     ---------------


     and


2. Citibank (Poland) S.A. (the "Bank") having its seat in Warsaw at 16 Senatorska Str., according to an extract from the entry in the Commercial Register under no. RHB 29183, maintained by the District Court for the capital city of Warsaw, Commercial Court, XVI Commercial and Registration Division; the Management Board of the Bank consists of the following persons: Shirish Apte - President, Edward B. Ward - Vice President, Harit Talwar - Vice President, David C. Meechie - Director, Stanislaw Wojnicki - Director, Aneta M. Poplawska - Director, Maciej Bardan - Director, Sandeep Desai - Director, Ted Dabrowski - Director, Robert Litwin - Director, Vivek Vig - Director, Albert May - Director, Peter Nathanial - Director. The share capital of the Bank is PLN 310.064.040.00;

     represented by the following persons duly authorized:


     Michal H. Mrozek
     ----------------


     name illegible
     --------------


The Parties agree as follows:

1.       FORMS OF FACILITY

         (1) The Bank may make available to the Borrower on its request various forms of short-term credits (the "Facility") including short-term credits and current account credits (the "Credits") and letters of credit, bank guarantees and other banking products (the "Products") on the terms agreed from time to time between the parties to the Agreement.

         (2) The Facility shall be made available from the date of this Agreement, on the terms and conditions set out herein, until the termination of this Agreement.
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2.       USE OF THE FACILITY

         (1) The Borrower may from time to time request that the Bank makes available specified Products and/or Credits. The Products and/or Credits shall be made available at the sole discretion of the Bank. In particular, without limiting the foregoing, the Bank may refuse to make available Products and/or Credits if that results in a breach of the laws and regulations applicable to the Bank.

         (2) Subject to the Bank's acceptance, the Borrower shall be able to use the Facility by carrying out transactions: (i) in case of Credits, in accordance with the terms as set out in the Credit Agreement, substantially in the form contained in Schedule A hereto, and (ii) in case of Products, in accordance with the terms as set out in a completed request for the bank guarantee or letter of credit in the form made available by the Bank (jointly (i) and (ii) the "Facility Agreement"), and by

                  (a) delivering to the Bank at least two business days prior to the proposed day of availability of Credits and/or Products the Facility Agreement duly signed by the Borrower; and

                  (b) providing payment instructions or other instructions to debit the current account of the Borrower in the case of a current account credit, or submitting other instructions, which require the Borrower's current account to be debited, as provided for in the then current Banking Law, orders of the President of the National Bank of Poland or banking customs.

3.       CONDITIONS PRECEDENT

         The right of the Borrower to request the Products and/or Credits pursuant to the Facility shall be contingent on the Borrower carrying out the following as determined by the Bank:

                  (a)      opening a current account at the Bank (the
                           "Account");

                  (b)      establishing security, if required by the Bank;

                  (c) providing certified copies of all the permits necessary for the Borrower to use the Facility and to provide documents confirming the current shareholding structure of the Borrower and guarantors and sureties for the Borrower's obligations under the Facility;

                  (d) providing copies of constitutive documents including deed of association and statutes of both the Borrower and all the guarantors and sureties for the Borrower's obligations under the Facility.

4.       PAYMENTS AND THEIR SCHEDULE

         (1) The Borrower shall make all payments under the Facility in respect of Products and/or Credits in Polish approved currency or in another currency in which they are due, in compliance with the provisions of the foreign exchange law and so that the funds are immediately available in the accounts specified in the Facility Agreement on the due date. If the due date for any payment under this Agreement or any Facility Agreement would otherwise fall on a day which is not a business day, then such payment shall instead be due on the next succeeding business day.

         (2) Any amounts payable by the Borrower in convertible currencies may be paid as follows:

                  (a) in a convertible currency by debiting the currency account specified in the Facility Agreement; or

                  (b) in a convertible currency purchased from the Bank at the exchange rate for the selling of such currency prevailing at the Bank on the day of purchase by debiting the zloty account specified in the Facility Agreement, provided that the Borrower is entitled to purchase such currency in accordance with the foreign exchange law; or

                  (c) in zlotys in an amount being the equivalent of the amount due in the convertible currency at the exchange rate for the selling of such currency prevailing at the Bank on the day of purchase by debiting the zloty account specified in the Facility Agreement.

         (3) If a payment is made in a currency other than the currency of the given obligation, the Borrower shall notify the Bank of such payment at least 2 business days before it is made, specifying the kind of currency in which the payment is to be made.

         (4) In the case of payments in convertible currencies other than the currency of the given obligation, the amount to be paid in the given currency shall be determined by reference to the relevant rate of exchange of that currency into zlotys used by the Bank. The zloty amount shall then be converted into the amount of the currency as determined by the Facility Agreement.

         (5) Sums repaid by the Borrower in the performance of its obligations shall be applied (regardless of the Borrower's instructions) towards the payment of the following and in the following order:

                  (a) commissions, fees and costs under the given Facility Agreement;

                  (b)      ancillary amounts which are due;

                  (c)      default interest;

                  (d)      contract interest;

                  (e)      the principal;

                  provided that if there are a number of due and payable debts under clause 5(a), (b), (c), (d) or (e), sums repaid shall be applied in the order of the maturity of those debts.

         (6) The Borrower is not permitted any set-off against the amounts owed to it by the Bank.

5.       DISBURSEMENT OF CREDITS AND/OR PRODUCTS

         (1) Credits and/or Products shall be disbursed as specified in the Facility Agreement.

         (2) The Bank may refuse to disburse a Credit and/or Product if in the Bank's opinion the Borrower has not fulfilled the conditions precedent hereunder and conditions (if any) for the disbursement of the Credit and/or Product, and, in particular, if any security set out in the Facility Agreement has not been established or the Borrower has failed to pay on time commissions and fees set out in the Facility Agreement which are due and payable to the Bank.

6.       INTEREST

         Unless the Facility Agreement provides otherwise, all interest due to the Bank shall be payable on the last business day on each calendar month. Interest shall be calculated on the basis of a 365-day year or a 360-day year, in accordance with the Bank's policies, as advised from time to time, and the actual number of days elapsed (including the first but excluding the last day) in the relevant interest period.

7.       FEES

         (1) The Bank may charge fees for the granting of Products and/or Credits, in particular a fee for the management of the Credit and/or Products, a commitment fee, a fee for the granting of a bank guarantee or the issuing of a letter of credit. The amount and method of payments of such fees, if any, shall be set out in the Facility Agreement.

         (2) The Bank may also charge fees and commissions for banking actions related to the making available of the Products and/or Credits in the amount specified in the schedules of fees prevailing at the Bank on the day of a given action or in the amount agreed with the Borrower.

8.       COSTS AND EXPENSES

         (1) The Borrower shall pay on demand all the expenses, including legal fees, incurred by the Bank in connection with the negotiation, preparation and execution of this Agreement, and/or Facility Agreements or the enforcement of the Bank's rights under this Agreement and/or the Facility Agreements and/or any security agreement.

         (2) The Borrower undertakes to pay to the Bank all amounts which, according to the written statement by the Bank, are necessary to cover additional costs, taxes and other fees resulting from the Bank's compliance with changes in Polish laws, including requirements in respect of mandatory reserves, mandatory funds including Bank Guarantee Fund or special deposits, if the necessity to cover such costs is directly related to the use of the Products and/or Credits.

9.       REPRESENTATIONS

         (1) The representations contained in this clause 9 constitute an element of the credit evaluation of the Borrower and they belong to (in common intention of the parties) the material provisions of this Agreement and the Facility Agreements.

         (2)      The Borrower represents as follows:

                  (a) The Borrower has the power to enter into and perform under, and has done all that is necessary to authorize the entry into and performance of this Agreement and the Facility Agreements as well as the transactions contemplated thereby;

                  (b) This Agreement and the Facility Agreements shall constitute legal, valid and binding obligations of the Borrower enforceable in accordance with its terms;

                  (c) There has been no material adverse change in the financial or business condition of the Borrower since the date to which the most recent audited accounts delivered to the Bank were drawn up;

                  (d) No litigation, arbitration or administrative proceedings are current or, to the Borrower's best knowledge, pending, suspended or threatened, which might, if adversely determined, have a material adverse effect on the business condition (financial or otherwise) or the ability of the Borrower to perform its obligations under this Agreement or the Facility Agreements.

         (3) The representations set out in this clause 9 are made on the date of conclusion of this Agreement. Furthermore, the Borrower agrees to repeat these representations on each date of execution of each Facility Agreement, in which case the representations are deemed to be made implicitly by signing of the Facility Agreement by the Borrower.

10.      UNDERTAKINGS

         For as long as any financial obligations of the Borrower under this Agreement and/or Facility Agreements have not been discharged in full, the Borrower undertakes:

                  (a) to comply with all the applicable provisions of law and the Borrower's by-laws and statutes;

                  (b) to promptly fulfill all of its obligations, including tax obligations;

                  (c) to establish on demand within the time limit prescribed by the Bank the additional security required by the Bank, if in the opinion of the Bank the value of the security established by the Borrower has decreased or its economic or financial conditions has deteriorated;

                  (d) maintain monthly inflows into the Account at the level of not less than 400.000 zlotys;

                  (e) not to create any lien on any of its assets for any financial debt, unless such lien equally and rateably secures the repayment of the Products and/or Credits and in the creation of any such lien express provisions are made to that effect;

                  (f) that all obligations of the Borrower under the Products and/or Credits rank and will rank at least pari passu with all its other unsecured obligations subject to mandatory provisions of law.

11.      EVENTS OF DEFAULT

         (1) Any of the following shall be deemed "Events of Default" under the Facility:

                  (a) the Borrower fails to make any payment to the Bank at a time fixed under this Agreement or any Facility Agreement;

                  (b) the Borrower fails to perform or improperly performs any of its obligations under this Agreement or any Facility Agreement;

                  (c) any representation made by the Borrower to the Bank in accordance with clause 9 of this Agreement is found to be untrue or misleading when made;

                  (d)      the Borrower breaches any of the Undertakings;

                  (e) a situation arises whereby any security or undertaking in favor of the Bank, which secures the Borrower's obligations under this Agreement or any Facility Agreement, is withdrawn, or is no longer valid and enforceable, or the Borrower defaults on any agreement establishing such security;

                  (f) a petition is filed for the bankruptcy of the Borrower or for the institution of arrangement proceedings with its creditors, or a competent court makes an order or a relevant authority resolves to dissolve the Borrower;

                  (g) the Borrower fails to perform its obligation to make a payment under a final and binding court judgment or order;

                  (h) the Borrower is in breach of or defaults under any agreement or document evidencing or regulating its indebtedness;

                  (i) any indebtedness of the Borrower becomes due and payable prior to its original maturity or any circumstances occur having the effect of permitting any creditor of the Borrower to cause any indebtedness of the Borrower to such creditor to become due and payable prior it its stated maturity;

                  (j) a registered pledge is established in favor of a third party over (i) the Account, (ii) any account in which funds are frozen in favor of the Bank, or (iii) any account in respect of which the Bank obtained a power of attorney as a security in its favor;

                  (k) any event or series of events occurs which, in the Bank's opinion, might have a material adverse effect on the business condition (financial or otherwise) or the results of operations of the Borrower or on the ability of the Borrower to comply with its obligations under this Agreement and/or any Facility Agreement;

                  (l) any event or series of events occur which, in the Bank's opinion, might have a material adverse effect on the business condition (financial or otherwise) of International Fast Food Corporation or on the results of its operations or on its ability to comply with any of its obligations (if any).

         (2) If any of the Events of Default occurs the Bank shall be entitled to:

                  (a) suspend disbursements related to the use by the Borrower of the Facility, unless this conflicts with the substance of the bank transaction being carried out;

                  (b) request the Borrower to provide collateral for repayment of Credits and/or Products;

                  (c) terminate the Facility Agreement in its entirety or in part;

                  (d) declare all the sums owed by the Borrower to the Bank under the Credits and/or Products to be due and payable on a date to be notified by the Bank to the Borrower.

         (3) Omission or delay by the Bank to ascertain an Event of Default shall not constitute a waiver by the Bank of its right to ascertain such Event of Default at a later date.

12.      SET-OFF

         (1) In the case of an Event of Default, the Bank may set-off, without any prior notification to the Borrower, any mutual obligations, whether or not matured, and apply towards the repayment of the outstanding obligations of the Borrower any money (whether or not expressed in the same currency as the indebtedness of the Borrower) held by the Borrower in its account with the Bank or credited to such account at a later date until all the Bank's claims are satisfied. If such amounts owed to the Bank are expressed in various currencies, for the purpose of set-off the Bank shall adopt the appropriate exchange rate prevailing at the Bank on the set-off date.

         (2) The above set-off right shall not prejudice any claims the Bank may have in respect of the Borrower in the case of an improper performance of an obligation.

13.      INFORMATION

         (1) The Borrower undertakes to deliver to the Bank its annual audited accounts within 180-days of the end of the fiscal year of the Borrower, F-01 financial statements on a quarterly basis within 20 days after each quarter and/or at the request of the Bank, interim financial statements and other information reasonably required by the Bank not later than 14 days after the announcement.

        (2) The Borrower undertakes to immediately notify the Bank of any events which endanger or may endanger the timely servicing or repayment of the Credit, materially alter its economic or legal situation, reduce the value of the security established, or otherwise endanger or may endanger the fulfillment of obligations set out in this Agreement or Agreements entered into hereunder.

14.      ASSIGNMENT OF RIGHTS

         (1) No rights under this Agreement or Facility Agreements may be assigned by the Borrower without Bank's written consent.

         (2) The Bank has the right to assign all its rights and benefits under this Agreement and/or any Facility Agreement.

         (3) The Borrower hereby authorizes the Bank to disclose information relating to the Borrower, this Agreement and/or Facility Agreements and copies thereof to any assignee or potential assignee as might be necessary to properly fulfill any assignment agreement or agreements.

15.      NOTICES

         (1) All notices or other communications under this Agreement and/or Facility Agreement shall be given in writing and, unless otherwise stated, may be by registered letter or facsimile.

         (2) Any notices to the Bank shall be deemed to be given upon actual receipt.

         (3) Any notices to the Borrower shall be deemed to be given as follows:

                  (a) if by letter, when delivered personally on actual receipt, or when sent by mail five days after sending or upon actual receipt (whichever occurs earlier); or

                  (b) if by facsimile, when dispatched, but only if, at the time of transmission, the correct confirmation report appears at the beginning and at the end of the sender's copy of the notices.

         (4) A notice given in accordance with the above but received by the Bank on a day other than a business day or after business hours at the place of receipt will only be deemed to be given as of the next applicable business day.

16.      TERMINATION

         Notwithstanding the provisions of clause 11.2:

                  (a) the Bank may at any time terminate this Agreement on 30 days' notice in writing provided that no obligations are outstanding to the Bank under any Facility Agreement;

                  (b) the Borrower may terminate this Agreement on 30 days' notice in writing provided that no obligations are outstanding to the Bank under any Facility Agreement.

17.      SETTLEMENT OF DISPUTES

         Any disputes, arising from or related to this Agreement, shall be settled by the common court competent in respect of the seat of the Bank.

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

18.      FINAL PROVISIONS

         (1) This Agreement is executed in both English and Polish languages, one copy of each language version for each party. In the event of any discrepancies or litigation, the Polish version shall prevail.

         (2) This Agreement is governed by and shall be construed in accordance with the Polish law.

         (3) This Agreement is not a credit agreement within the meaning of the Banking Law.

         (4) Any amendments to this Agreement must be made in writing, otherwise being null and void.



      On behalf of the Borrower:         /s/ James F. Martin
                                         --------------------------
      Surname and name:                  James F. Martin

      On behalf of the Bank:             /s/ Michal H. Mrozek
                                         --------------------------
      Surname and name:                  Michal H. Mrozek

                                   Schedule A
--------------------------------------------------------------------------------

                                Credit Agreement

executed on 24/02/1999 between International Fast Food Polska Sp. z o.o. with its seat in 15 Jagielonska St, Warsaw (the "Borrower") and Citibank (Poland) S.A. with its seat in 16 Senatorska St, Warsaw (the "Bank").

1. The provisions of Framework Agreement No. UR 081/99 on various forms of credit transaction dated 24/02/1999 between the Bank and the Borrower (the "Framework Agreement") shall apply and shall be effective in respect to the validity and performance of this Credit Agreement.

2. Unless otherwise provided for in this Credit Agreement, the terms defined in the Framework Agreement shall have the same meaning in this Credit Agreement.

3. Acting pursuant to the provisions of Banking Law, the Bank hereby undertakes to extend a credit (the "Credit") to the Borrower upon the terms and conditions hereunder and the Borrower hereby accepts these terms and conditions:

         (1)      Type of the Credit:  Credit

         (2) Amount and currency of the Credit: USD 5,000,000 (in words: five million's zlotych)

         (3) Form of availability of Credit: By crediting the Borrower's account no. xxxxxx

         (4)      Purpose of the Credit:  Working capital financing

         (5)      Date of availability of funds to the Borrower:  02/03/89

         (6) Method of repayment of the Credit: By debiting by the Bank the Borrower's account no. xxxxxx

         (7)      Date of repayment of the Credit:  31/12/1999

         (8)      Interest base:  360 day year

         (9) Interest rate: LIBOR for 1-months deposits applicable on the first day of every Interest Period 0.85% p.a.

         (10)     Interest Period:  3 months

         (11)     Interest Payment Date:  The last day of every Interest Period

         (12)     Security:  Guarantee from Burger King Corporation

         (13)     Fees and costs:  N/A

         (14)     Other provisions:

The Borrower may, upon at least 7 days notice to the Bank, prepay all or a portion of the Credit at the end of any Interest Period. Such prepayments shall not be available for redrawing.

4. In any matters not regulated by this Credit Agreement, the provisions of the Framework Agreement shall apply.

5. This Credit Agreement is executed in both English and Polish languages, one copy of each language version for each party. In the event of any discrepancies or litigation, the Polish version shall prevail.

6. Any amendments to this Agreement must be made in writing, otherwise null and void.

7. The Borrower hereby declares that, pursuant to Art. 97 of the Banking Law, submits to execution in favour of the Bank in respect of obligations under this Credit Agreement up to the amount of USD 6,000,000, as named by the bank executory entitlements that may be issued by the Bank until 31/03/2000.


Bank                                                  Borrower


Michal H. Mrozek                                      James F. Martin
--------------------                                  --------------------
Authorized signature                                  Authorized signature



--------------------                                  --------------------
Authorized signature                                  Authorized signature

                             ANNEX of 30 March, 1999

to the Loan Agreement (hereinafter referred to as the "Loan Agreement") executed on 24/02/1999 by and between International Fast Food Poiska Sp. Z o.o. with its seat in Warsaw at 15 Jagielonska St. (hereinafter referred to as the "Borrower") and CITIBANK (POLAND) S.A. with its seat in Warsaw, 16 Senatorska St. (hereinafter referred to as the "Bank").

                  ss.1

All of the terms defined in the Loan Agreement and used in this Annex shall have the same meaning in this Annex as in the Loan Agreement.

                  ss.2

                  1.       The sub-paragraph 3.7. is replaced by the following:

         Date of repayment of the Credit:  15/01/2000

                  ss.3

The remaining provisions of the Loan Agreement have not been altered and shall continue to apply.

                  ss.4

This Annex constitutes a part of the Loan Agreement.

                  ss.5

This Annex has been executed in two language versions; Polish and English. In case of any inconsistencies between the two language versions, the Polish version shall prevail.


Borrower                                              Bank
/s/ Michael Welch                                     /s/ Piotr Krosnowski